Exhibit 99.1

M&T Bank Corporation Elects John R. Scannell to Board of Directors

Buffalo, N.Y., November 20, 2017 – M&T Bank Corporation (NYSE: MTB) (“M&T”) announced today the election of John R. Scannell of East Aurora, N.Y., to its Board of Directors, effective November 20, 2017. Mr. Scannell was also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Mr. Scannell serves as Chairman and Chief Executive Officer of Moog Inc. (NYSE: MOG.A), a global manufacturer of control systems and components for aircraft, spacecraft, automated machinery and medical equipment based in Western New York.

Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland, moved to Germany in 1994 to become Operations Manager of Moog GmbH and became General Manager of Moog Ireland in 1999. In 2003, he joined the company’s Aircraft Group in East Aurora, N.Y. as the Boeing 787 Program Manager. He was named Corporate Vice President, Contracts and Pricing in 2005. In 2007, he was named Chief Financial Officer, a position he held until December 2010, when he was elected President and Chief Operating Officer. Mr. Scannell was elected Chief Executive Officer in December 2011 and Chairman of the Board in January 2014.

In addition to his MBA from Harvard, Mr. Scannell holds Bachelor’s and Master’s degrees in Electrical Engineering from the University College at Cork, Ireland.

“John Scannell is a highly skilled and experienced leader with a successful operational track record,” said Robert G. Wilmers, M&T Chairman and CEO. “He will be an invaluable addition to our board, bringing a global management, operational and technical perspective that will further strengthen M&T’s ability to generate shareholder returns and reinforce our commitment to keeping our customers at the center of all we do.”

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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Investor Contact:

Donald J. MacLeod

(716) 842 5138

dmacleod@mtb.com

Media Contact:

David Lanzillo

716-842-5139

dlanzillo@mtb.com